Exhibit 99.11

March 26, 2015

To	To
Israel Securities Authority	The Tel Aviv Stock Exchange Ltd.
Via the MAGNA system	Via the MAGNA system

TOWER SEMICONDUCTOR LTD.

Re: Results of Issuance by Way of Partial Exchange Offer under a Shelf Offering
Report (also Constituting a Purchase Offer Specification) by Way of Partial
Exchange Offer

In accordance with Section 30 of the Israeli Securities Law, 1968, Section 5(f) of the Israeli Securities Regulations (Purchase Offer), 2000 and the provisions of the Israeli Securities Regulations (Notice Regarding Results of the Offer under the Prospectus), 1969, Tower Semiconductor Ltd. (the "Company") hereby announces the results of the issuance under its shelf offering report (also constituting a purchase offer specification) by way of partial exchange offer, dated March 11, 2015, as amended on March 19, 2015 (the "Offering Report").

Capitalized terms used, but not otherwise defined herein shall have the meaning ascribed to them in the Offering Report.

1.
Pursuant to the previously announced Offering Report, the Company offered to holders of the Company's Series F debentures (exchangeable for the Company's ordinary shares par value NIS 15.00 each) (the "Offerees") and undertook to exchange up to an aggregate of NIS 300,000,000 Series F debentures par value, held by them (the "Amount Offered to be Exchanged") for ordinary shares par value NIS 15.00 each of the Company to be issued (the "Series F Debentures Exchange Offer" or the "Exchange Offer", and the "Ordinary Shares", respectively), having an exchange ratio of NIS 34.80 Series F debentures par value per each Ordinary Share, such that if the Series F Debentures Exchange Offer was fully accepted, the Company would have issued an aggregate of 8,620,690 Ordinary Shares to the Offerees.

2.
The Company received, through the Coordinator, Bank Mizrahi-Tefahot Ltd. (the "Coordinator"), Acceptance Notices from holders of Series F debentures for an aggregate of NIS 327,096,123.83 Series F debentures par value (the "Participants"). Since the total amount of the Series F debentures included in the Participants' Acceptance Notices exceeds the Amount Offered to be Exchanged, the Company will issue to the Participants a total of 8,620,690 Ordinary Shares (which is the maximal amount of Ordinary Shares issuable under the Offering Report) in exchange for NIS 300,000,000 Series F debentures par value held by the Participants (the "Participating Series F Debentures"). The Ordinary Shares shall be issued to the Participants in accordance with the provisions of Section 8.1.2 of the Offering Report, and the Participants' Acceptance Notices shall be accepted on a pro-rata basis, such that each Participant shall receive a portion which equals the proportion between the number of Ordinary Shares to be issued to him in accordance with the Exchange Ratio for the Series F debentures included in his Acceptance Notice and the total amount of Ordinary Shares included in all Acceptance Notices, rounded to a whole share, in accordance with the generally accepted rounding rules. The balance of Series F debentures par value included in the Acceptance Notices, in the total amount of NIS 27,096,123.83, shall not be exchanged for Ordinary Shares.

3.
As of end of day March 25, 2015, the outstanding Series F debentures listed for trade on the Tel Aviv Stock Exchange Ltd. (the "TASE") had a par value of NIS 425,771,990. Following the issuance of the Ordinary Shares to the Participants as detailed in Section 2 above in exchange for the Amount Offered to be Exchanged held by them (assuming that no additional conversions shall be consummated until the Issuance Date in accordance with the Exchange Offer), the remaining outstanding Series F debentures listed for trade shall have an aggregate par value of NIS 125,771,990.

4.
For details concerning the issuance of the Ordinary Shares and their listing for trade on the TASE, see Sections 7 and 8 of the Offering Report. Upon completing the issuance of all Ordinary Shares to the Participants and exchanging them with the Participating Series F Debentures, the Participating Series F Debentures shall be cancelled and delisted from trade on the TASE.

5.
The Company intends to issue the Ordinary Shares in exchange for the Participating Series F Debentures on March 29, 2015. The Company will file an immediate report in relation to tax matters associated with the Exchange Offer regarding the consideration and such additional details specified in Section 13 of the Offering Report by the end of the first Business Day following the exchange date.

The Company wishes to express its gratitude to the holders of Series F debentures for their responsiveness to the Exchange Offer.

Tower Semiconductor Ltd.